UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

East Resources Acquisition Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following is a transcript of a fireside chat with IPO Edge, that was made available to the public beginning at 9:00 AM Eastern Time on June 23, 2023. While every effort has been made to provide an accurate transcription, there may typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. East Resources Acquisition Company (“ERES”) believes that none of these are material.

John Jannarone:

Good morning, thank you for joining. I’m John Jannarone, Editor-in-Chief of IPO Edge, here today for you to meet Abacus Life. We have the CEO who’s going to tell you all about the company’s plans to go public, very imminently. In fact, that will formally happen about a week from now and then on the third, the company will begin trading under its new ticker, ABL. For the moment, you can invest in this business by buying the SPAC, which it is merging with. That’s East Resources Acquisition Corp., which trades under ERES. We’re going to talk a little bit more about that momentarily.

Before we do, a bit about this business, this is fascinating stuff, the life insurance business, for those of you who are not familiar and you’re going to learn a little bit more today, is gigantic. This is a multi-trillion dollar market, and what this company does is provide liquidity to people who don’t necessarily need those policies in their entirety or at all anymore, and they give them cash instead. We’re going to talk about the economics of that business model and a lot more. I’d like to remind everyone that you can ask questions. We encourage that. Jay’s happy to answer them. We’ll get to those in the last quarter of the event or so. The most easy way to do that is to submit them right there in the Zoom portal. Alternatively, shoot an email to editor@ipo-edge.com and we will get to them later on in the show. With that, I’m very happy to introduce today’s guest, Jay Jackson. Jay, thanks for joining.

Jay Jackson:

Yeah, thank you very much, John. Excited.

John Jannarone:

Now, Jay, tell me, we want to hear about the business model, but for those who are uninitiated, let’s just step back, you and I spoke yesterday, and tell us about how the life insurance industry works. A lot of people maybe only know it from TV commercials for term life, and they’ll tell you; we’re only $30 a month and you’re 55, you’ll get da, da, da, da, da. But there’re also full life policies and there’s more. So tell us how all this works.

Jay Jackson:

Sure, thank you. And what’s amazing about insurance is, is that most of us are afraid to talk about it or we don’t want to talk about it. And many times you’re like, “Oh man, that’s the insurance person in the corner of the room there”, and you try to avoid the conversation. And it’s really a fascinating industry and an incredibly growing business, particularly as we’ve gone through things like a pandemic over the last year and a half, it’s really moved to the forefront of a lot of people’s minds. And traditionally, when you thought about life insurance, it depends on what age you are. So as you highlighted, when you’re 35 years old, you look at life insurance much differently than someone who’s 65 years old. But it also costs more, right, to buy insurance when you’re 65 versus you’re 35, which makes sense.

You see the commercials that, “Hey, 35 bucks a month”, or even at age 50, you might see $80 a month, but it goes up every time. So those term policies when you’re younger make a lot of sense, 10-year policies, but they go away in 10 years. What happens when you’re 65 and you know the next 10-year policy is going to go away at age 75? Right? You start to change your mindset and what your mindset is going, “Well, gosh, I want something more permanent.” And that’s where things like whole life and universal life step in, and what that means is it doesn’t have a term, meaning that, generally, it’s designed to cover you for the rest of your life. And ultimately what happens is, is that when you’re 65, you start to buy more of those permanent types of policies, because when you’re 75 or 80, you can’t get a term policy.

So, when you buy that permanent policy, what typically happens is, is that you overfund that policy initially. So if you were 65 buying a term policy for a million dollars, that might say $150 or $200 a month. However, you’re going to pay more than that. You might pay $400 or $500 a month for a policy that will take you all the way to age 100. Where does that extra money go? That extra money builds up cash value over time, so that when you’re 75 or 80 years old, now what happens is you have this excess cash to offset the cost of those premiums, because at 80, 85, it’s expensive to have life insurance. You use the excess cash to fund the difference, so that your premiums stay low.

John Jannarone:

Makes sense.

Jay Jackson:

The challenge is imagine what happens when that cash doesn’t perform. For example, over the last three or four years in a very low interest... Or 10 years, in a very low interest rate environment, all of a sudden the cash didn’t perform in the way that you thought it would. There’s not as much cash there, and now the premiums themselves have gone up in value. And you’re saying, “Gosh, I have this permanent policy at age 75 or 80, what am I going to do with it? My premiums are going up. I don’t have any cash. Maybe I should just lapse it”. And I think that’s the tragedy that happens in America, that most people have no clue actually exists.

In fact, as you highlighted, $13 trillion is the current U.S. life insurance market. That is two and a half times larger than the U.S. residential real estate market, yet 90%, nine out of 10 life insurance policies will never pay a claim. And that’s a staggering statistic when you think about how life insurance is. And it just depends on where you are. And we can touch more on that as we go, because that really starts to set the tone for where our company fits in this, the massive addressable market that we’re trying to go out and educate, so that they understand that their lapse value isn’t their only option, that there’s a market value for that policy.

John Jannarone:

Great. That’s a really good overview, Jay. So I want to segue into your business model by pointing out that, in fact, if you buy a full life policy, the insurance company will say, “You know, you can come back and actually cash this in”. But I think what you told me yesterday is that you might be able to do even better than that. So maybe that’s a good segue into how Abacus works.

Jay Jackson:

Right. So what we do is we actually re-underwrite that case, and what we do is provide an actual market value. So what the life insurance company is providing you is effectively your cash back. Imagine if you went to sell your home and the only option of the person you could sell it to was the person you originally bought it from. What kind of offer would you get for that or valuation would you expect to receive?

What we do is we re-underwrite that person, we get updated medical files, update their lifespan. We provide that lifespan data, which is incredibly valuable for people who are looking at other areas in their financial portfolio, how they could apply that, and then we say, “Okay, here’s your future premium cost over that time, here’s what an expected rate of return might be for that contract. Mr. or Mrs. Jones, that policy is worth significantly more. It could be worth significantly more than what the cash value is.” And that market value, on average, last year, Abacus paid out over eight times on average over their cash value. It’s an 8x, so it’s a significant rate of return, and that’s what makes it such a mutually beneficial transaction.

John Jannarone:

That’s really something. Now, you alluded to this a little bit, but tell us what are some of the reasons an older person, a senior, might want to sell a policy? And I think, again, as we discussed yesterday, you can do this with someone who’s got a relatively small policy or a gigantic one. It could be tens of millions of dollars, right?

Jay Jackson:

Right. This is really designed for a true estate planning tool. I think what happens with people in general, particularly seniors and all of us really, we put life insurance on the wrong side of the ledger. We treat it like debt. A lot of us will joke and say, “It’s the insurance I never want to use”, but it’s not debt. According to the Supreme Court, in 1911, they said that life insurance is actual personal property. It’s an asset. So you should treat it like an asset, just like your home or any other asset that you have, and understand what the actual value is.

So, what are some of the reasons why people would consider doing that? First and foremost, peoples’ lives change. When you’re 78 or 80 years old, your children are probably 50. Do you need that level of coverage? Probably not. Now, there’s a financial option available for you to be able to extract the true equity value out of that policy. The challenge is, is that most people don’t know this option actually exists for them. And what we’ve tried to do, and the main reason why we’re going public, is so that we can bring awareness to this. It’s a massive industry. Just for people over the age of 65, last year, $233 billion worth of life insurance policies lapsed. Our market only captured less than 2% of that. And it’s a hundred percent driven by awareness and education and people understanding that their actual life insurance policy isn’t debt, it’s equity.

John Jannarone:

And just to be clear, the Northwestern Mutuals and Washington Mutuals of the world, if I just stop paying my premiums, that’s all to their benefit, because if the policy-

Jay Jackson:

Correct.

John Jannarone:

... like vanishes... Wow. That’s really astounding. So it’s funny, you just mentioned you’re going public in part to raise awareness, and I’m thinking to myself, there are plenty of commercials about buying this stuff, but none for selling it back. So let’s talk more about that. You’re going public in part to raise awareness, but what will the going public transaction allow you to do in terms of your growth trajectory?

Jay Jackson:

Sure. As a company, the evidence of us being public is, I think, super important in the sense that we’ve already seen a significant uptick in inquiries into people understanding that their policy actually has a market value. We did launch a television campaign in January to counter what you just said. Yes, there’s lots of commercials out there about how people could buy more insurance, but not understanding that they have an equity value. As a company, what we’ve been able to do, is aggregate data specifically around lifespan and longevity and using that in other financial planning techniques. And we’ve given that data away, so that we can remove that friction.

And here’s what I mean by that. On our commercials, on our television ads, and anywhere on any of our marketing, we actually have a calculator that helps people instantly calculate what the market value of their policy might be. In that scenario, we’ve now seen, in addition to us going public, nearly a 4x increase in inquiries. We went from receiving approximately 2,000 inquiries a month to now over 8,000 inquiries a month. And this comes down to trust and validation. I think that when you’re a senior... We’re in a very heavily regulated asset. We’re regulated in nearly every single state, the documents and acquisition are heavily regulated. We require things like beneficiary sign-offs, so the whole family is involved in this conversation, as well as letter of competencies from their physician. So us being public provides that additional validation, almost makes us tangible to those individuals who are out there saying, “Gosh, how does this work? Should I do it?”, and really bridges the gap on that education process.

John Jannarone:

Great. And tell us who are your customers? I mentioned this a minute ago, they can be large or small, but are you mainly focused on term life or full life, universal life? Because they have very different profiles?

Jay Jackson:

They are, and we’re primarily focused on universal life. We will work with people who own term life policies that are convertible, maybe they’d had a change of health and now they didn’t realize their policy could be converted to a permanent policy, but we work with individuals who have or own permanent policies. And I think this whole thing just goes back to how massive that market is. Sometimes when we think about this and we apply our own bias to what the size of this is, we’re talking about trillions of dollars on a market that we barely tapped into at $4 billion. So as an addressable market and Abacus as a company, you think about the significant growth that we have, as an opportunity going forward, it’s absolutely massive. Oh, and by the way, we happen to be profitable.

John Jannarone:

Well, yeah, actually, let’s talk about that for a second. Actually, I’m going to skip ahead to the question I was going to ask, you mentioned this yesterday as well, with a track record like yours, you presumably could have gone with a regular way IPO, but you chose the SPAC route instead. Tell us about why you did that.

Jay Jackson:

Sure. As a company, we’ve had 19 consecutive years of net...

PART 1 OF 4 ENDS [00:12:04]

Jay Jackson:

... positive profits and income. We certainly had the opportunity to potentially go public on our own in a traditional way, but when we were presented with the opportunity from this particular special purpose acquisition company led by the Pegula Family Office, as well as Jim Morrow from Callodine Capital, what we realized was that this would give us the opportunity to really bring more awareness to this transaction and ultimately to our company.

We believe when we looked at this, this was what SPACs were originally designed for, if you ignore the kind of 2020, 2022 run up, was for companies that were trying to bring out awareness, align their investors, and most importantly, it really gave us an opportunity to pick who our investment partner was. The Pegula Family Office took a very long-term approach to this asset. We all have two year restricted stock lockups where we can effectively, for the first 85% of our equity is locked up for two years. We are in this alongside of the investor, and I think that was a super important component where we had the flexibility to design this in a very investor and friendly way, plus really get the word out. Because the Pegulas are well known in oil and gas, they are well-known investment family. Jim Morrow has an amazing track record in his own Callodine Capital and his track record at Fidelity, and we were able to combine all of those resources into what I think a very strong company going forward.

John Jannarone:

Terrific. And I encourage folks who are watching now to read the investor presentation. And unlike a lot of the stuff that Jay just mentioned, we saw a couple of years ago where you had flying taxi companies talking about revenue in 2029. What you’ll see there is historical profitability, which I think is really important and distinguishes this business. Speaking of which, so Jay, you’re at the helm, but can you tell us about some of the other leadership alongside you? Who are going to be guiding the company after the transaction?

Jay Jackson:

Sure, sure. We have a management staff that’s been here for really since the beginning, including the three founders who come to work every day and very much a part of this business, and will remain a part of this business for a very long period of time. Our senior investment staff, as well as our valuation staff, have all been here anywhere from 16 to 19 years. So here’s a company with a very long track record with the same people at the management team as well. So we’re excited about our growth. We have increased our headcount as employees from just over the last 12 months by almost 40%, and that’s to meet the growing demand in this opportunity that we have received from policy holders and quite frankly investors. We have traditionally worked with large private asset managers, and if I can summarize this into opportunity to anyone today, we are giving you access to where the largest institutional private asset managers have historically sat, and now you have access to us.

John Jannarone:

Great. I wanted to ask you a question I just thought of, because you were talking about how people may not be aware of this opportunity. How easy is it? If someone has a full life policy, can they just go to your website and pretty quickly figure out how much it might be worth? How long does it take?

Jay Jackson:

We’ve done everything we can to remove any friction in knowledge. And the answer to that is, that’s exactly right. They can go on to our website, abacuslife.com, they’ll see a calculator. All they need to put in are four basic pieces of information, their gender, size of their policy, their age, and the policy type. There’s a selection opportunity for them to potentially put their health if they’d like to provide that. And it’s just the, “hey, are you healthy or maybe you’re not healthy, et cetera.” And literally, instantly, we give them up to six different valuations based upon what they think their health might be. What we have done is literally, in the back, behind all of this, we are an amazing data company. And we have aggregated data in relationship to longevity, lifespan and actuarial pricing of all life insurance contracts. And we can now instantly give people an idea of what that policy might be worth.

So we’ve made this process very, very easy. We’ve been the leader in adopting new technologies. We’re about to roll out an AI-based platform that will also be able to price, but also assess risk from an investor point of view. And lastly, we are moving very quickly towards utilizing blockchain and smart contracts within this process, and which will really democratize the issuance of life insurance and the valuation of life insurance. So as we continue to have all of these additional growth verticals that are happening for our company, it’s still based on the simple foundation that people need to know what the value of their policy is, and the quicker and faster that we can provide that to them, normalizes this market in a much larger scale.

And all we’re trying to get to is if we just see a very small percent of growth, let’s say we go from a 2% capture of our market share to 3%, think about the growth of our company, we’re talking about literally thousands and thousands of new contracts we would be buying. So the factor is there, and by the way, that $233 billion last year that was in our target market, grew to $250 billion this year and $265 billion the next. Why? Because we have an aging population within this baby boom population and our demographic, our market just keeps getting bigger and bigger and bigger, and we’re positioned in a really perfect timing to really take advantage of that.

John Jannarone:

That’s a really interesting point. I hadn’t thought of that. So for the next few years anyway, it’s just going to keep growing as that demographic ages?

Jay Jackson:

Right, with an underlying asset, by the way, which sits on our balance sheet, we buy these contracts, put them on our balance sheet. We would typically aggregate these, and then we would depend on whether we’re going to tranche these and retrade these to larger institutions, which we’ll do. We’ll also hold some back on our balance sheet. The point being is that, let’s get to the asset itself. It’s essentially uncorrelated, right? This is very similar to a mortality driven zero coupon with an A-rated carrier, that’s the contract’s cash reserved at the carrier level.

You can go back a hundred years. There’s never been a carrier that has not paid a claim based upon liquidity. What other asset can you possibly say that about? That ultimately increases in value over time? Because as people age, regardless of what disease cures might happen, the ultimate value of that contract appreciates in value. And those are the underlying contracts that we own on our balance sheet. There’s a massive demand institutionally for this, but there’s very few of us that can actually originate and purchase all these contracts because of the high barriers to entry, the high levels of regulatory, and quite frankly, the 20 years of relationships that we have with financial advisors to acquire these.

John Jannarone:

That makes a lot of sense. Now, tell us, Jay, after the transaction closes, what are your plans for using the proceeds, presumably to expand further, to just increase volume?

Jay Jackson:

Actually, a majority of the plans for the proceeds are all going to the balance sheet. Meaning we’re going to be buying contracts. So when you look at our company here, we’re buying this essentially uncorrelated asset right to our balance sheet. And the more of that we buy and hold, just adds incremental value to the company. Yes, we’ll be putting some funds back into growth, but we’ve already got a well-designed infrastructure. I don’t need to put things into R&D and hope this works out at a later date. We have a very profitable company right now, and the infrastructure is in place. We increased our headcount by 40% before we were going... It was a private company over the last year just to meet that demand. So the infrastructure is already there. We don’t need excess funds to be profitable. What we want to do is capture more of the policies on our own balance sheet, which was this amazing investment that all these institutional private asset managers want, and we should hold them longer.

John Jannarone:

I see. So with a limited amount of cash, the business still works great because you can sell them, but in some cases you think, well, I’d rather hold this, because you think it’s a good investment?

Jay Jackson:

Right? This business is cashflow positive today. We could effectively have very little capital raise and we would still have terrific earnings and net profit. That’s not going to change anything. What I love about this business is exactly that. We’re not dependent on, “oh, if we do or don’t raise capital, how is this company going to perform?” We’re going to use the capital to just enhance what we already have.

John Jannarone:

Gotcha. Now you will need new staff, I’m guessing though, as you expand to just process more transactions.

Jay Jackson:

Sure, and we’ve got that plan laid out, literally detail by detail. We’ve already increased our staff 40%. We went from 58 to 83, and we have a few more open recs. We’re also very fortunate to be located where we are. We’re based in Orlando, Florida, so there’s not a lot of competition in Orlando for a financial firm. I mean, we’re really an alternative asset manager. We specialize in life insurance products and to that in most of the employees that we’re competing with would be in customer service or retail oriented positions. And so we’re able to recruit quite easily from those types of businesses. And so we don’t have a problem meeting headcount. What we want to do is just make sure that we align that headcount. We’re not here just to blow up headcount and then spend our money and then wait for things to happen. As we have fundamental growth, as we continue to purchase more policies, we will then add processors, we will add legal, we will add relationship managers, et cetera.

John Jannarone:

Great. Now, you talked about this being a non-correlated asset. With what’s going on in the fixed income and equity markets the last couple of years, wild, wild swings. What are the implications for your industry in settlements?

Jay Jackson:

Sure. From those wild swings, when you own a contract, you don’t have those wild swings. Because, the valuation of the underlying policy is based solely on the mortality of the underlying policy holder. So regardless of what happens in different market conditions, your valuation is going to remain the same or potentially increase over time. Because as that insured gets older, the value of that contract actually increases. Now, have we seen some changes in regards to cost of capital and relationship to some of our institutional partners that we might trade tranches to? Sure. But that’s why it’s so important to be in the position that we are. Because we’re the market maker. We literally sit at the heartbeat of this entire industry, so we can make those adjustments very fluidly. And if cost of capital has increased, that just means we’ve made adjustments in the acquisition cost.

John Jannarone:

Great. Are there any recent partnerships or customers or initiatives that you can tell us about that have come up recently or are on the way?

Jay Jackson:

Yeah. One of the fundamental shifts that we’ve started to see in our business, without disclosing names, is that we have started to see actual large life insurance carriers showing real interest in what we do. And I think that when you’re fundamentally looking at our asset and our company and our positioning, us working with life insurance carriers may seem a little counterintuitive. Might feel like, well, why are they coming into the business? If you think about a contract that’s issued by a life insurance company 30 years ago, they have a massive tail on that contract. And they make certain assumptions, 30 years ago, that may have changed today.

Well, we are actually licensed in every individual state to go and re-underwrite that person, understand what the fair market value is. And some of our largest investors now that want to repurchase these policies are in fact life insurance companies. Where they might want to optimize that book of business in a more thoughtful and intelligent way. So whether it’s life insurance companies, reinsurers, I think the next phase in expansion in what we do, and they can’t come in and adverse select their own book of business. They’re not licensed...

PART 2 OF 4 ENDS [00:24:04]

Jay Jackson:

… to do so, but we can. And the most important piece here is we’re still providing the fair market value to that policy holder. That policy holder has a decision. We tell them most of the time, almost every time, that, “Hey, your best decision here is to keep the policy. However, if your needs have truly changed, if this makes financial sense for you and this is suitable, then this is the right decision for you and your family. Here’s what today’s value is. Look, in 10 years, this might be worth the million dollars that you originally took it out for, but today it’s worth $300,000.” And from a life insurance company’s point of view, they’re willing to purchase that risk back at the current net present value, let’s say at $300, release their cash reserves, and this makes a very smart economic decision for their own balance sheet.

John Jannarone:

Great. Then that makes a lot of sense. I’m just wondering myself as you say that, it sounds like in virtually any situation, the cash that I can get for my full life policy is going to be less than what you might offer me, so I’m thinking the insurer might view you as, I don’t know, a competitor, but not necessarily. Do you see what I mean? Because do they care if I go to you? Maybe it doesn’t affect them that much.

Jay Jackson:

Yeah, I think in a perfect world, I think the carrier would prefer that they’re able to just take the policy back and pay the cash, but the carriers are not the enemy here. Right? The life insurance companies run a business, and this is their business. Quite frankly, they haven’t been able allowed to have the opportunity through regulatory to be able to provide these offers to their clients. I think inherently they would if they could. However, it makes sense why they can’t, because you don’t want to have to adverse select anyone. And I think, over time, and as the regulatory has really developed into a pro-consumer environment, this has got the carriers very, very comfortable in this transaction, and that’s why firms like us are helping them understand and optimize their legacy books of business in a more intelligent way. So it’s actually come full circle. Where initially we might have been seen as either a competitor or in arbitrage against their own book to where now we’re an asset.

John Jannarone:

Gotcha. Now let’s step back and talk about this is an investment for folks who are watching. What kind of comps might there be out there? This seems a unique business model to me, so it’s a little bit tricky. Is there anything you can point us to?

Jay Jackson:

Yeah, there’s some challenges in the sense that we’re one of the first and certainly origination company within this industry that has gone the route of going public, which the level of transparency and regulatory that we’re now subject to. We did this so that people would understand our business and feel more comfortable in what we do. From competitive companies out there, there’s not a direct comp. What there are though is that we’re this kind of blend between specialty finance or specialty insurance type of companies, alongside of alternative asset managers. And we’ve seen those before, held against. What we’re not or should be compared to is a life insurance company. We don’t carry that level of risk. We are very much a financial services type of company, and because of that, when you look at our comps, our multiple, we are incredibly competitively priced.

John Jannarone:

Gotcha. And if I’m looking at your assets consisting of a lot of these policies, are you not subject to swings in interest rates? How should investors look at that?

Jay Jackson:

Right. In traditional interest rate volatility, what does that really do? For an investor like us, it might drive up your cost of capital temporarily. What really gives us the advantage here is remember we’re the market maker and this is real time. When we buy cases, we’re buying cases from last week. So we’re making those adjustments in a very fluid way. Meaning that if the cost of capital is increased due to interest rate hikes, we’ve already priced that into the acquisition of the contract right now in real time. That would impact potentially someone who has a whole book from five years ago in a zero interest rate environment and then all of a sudden they’ve now got a higher cost of capital against their underlying assets. But a large part of our balance sheet is actually transacted, meaning that we will take this, put it in a tranche, and then resell it to the large private institutional asset managers.

John Jannarone:

Great. I think that’s an important point. So investors shouldn’t think of this as you strictly buying and holding for decades, assets. They’re moving around quite a bit.

Jay Jackson:

Right. And we are adding to this, in that one sense, we are looking very closely at either having investment funds available so that we could control a little bit better and capitalizing on that whole book asset. To where we actually have a large investment fund in house. One of the things we’re absolutely thrilled about is being able to utilize all of our longevity data we have and incorporate that into personal wealth management. We think that that’s a growing area. We do have an RIA and a broker dealer under this platform, and we think we’ll be able to capture some of those folks either through custom insurance solutions, annuities, or personal wealth management, specifically related to someone’s longevity and lifespan.

John Jannarone:

Great. Now, I just asked you about the comps and how to place you among some of the other companies out there in peripheral sectors, let’s say, but are there some specific metrics that investors should zero in on? And again, there’s a detailed investor deck. Should we talk about a couple of those?

Jay Jackson:

Sure. I think when you’re considering the metrics and the KPIs that we tend to look most closely at. One is, it’s an origination driven company, so as you look at the numbers of originations and how those increase over time, will typically drive what future revenue looks like. And so understanding that our origination growth is based upon the number of policies that we in fact have and continue to purchase that, and then the size of those policies. So truly, we’re an origination story and of course it all starts there. But in addition to that, we’re historically also a very high ROE company.

And so when you look at that, it’s on average in the low to mid-thirties. Last year was a little bit higher for different reasons. And that keeps coming back to, we don’t require a lot of capital to be successful and to drive our revenue and profits. But when I’m looking at our business, the first thing we look at is, okay, how are the originations looking this month? How is the growth of our awareness? How many inquiries do we have? And then now finding additional verticals within our own balance sheet.

John Jannarone:

Great. Let’s talk about the competitive landscape for a second. Given that this is an unusual business model, are there other guys out there doing something similar? Maybe there are, but not for as long as you’ve been at it?

Jay Jackson:

Yeah, it’s a fairly concentrated business. There are other companies in our asset. The way that I look at this, we have a market share of over 20%. So when you look at the other companies in our asset, there’s really just a few of us that really dominate the market, and part of that’s because you have to have a significant amount of scale. The infrastructure itself is a challenge. It takes a long time to build. Think about the regulatory in all 50 states. Just getting those licenses and then building years and years of relationships is really hard to do. We like to look at it that the snowball started rolling down the hill 19 years ago and it’s impossible to catch it at this point.

So that gives us a pretty big advantage. But ultimately, my competitor isn’t other companies in our asset. It’s really this $250 billion that’s going to lapse in my target market this year. And being public, reducing our cost of capital, managing our cost of capital, and bringing awareness to this, that’s the competition and that’s what I’m trying to really target on and go after.

John Jannarone:

Great. Now, we’ve talked a few times here about all this data that you have that you’re crunching every day. Are there some other potential uses for that? Could you get into new business lines? It would seem that data’s very valuable.

Jay Jackson:

We are, and the data’s very valuable also to other insurance carrier partners. So we’ve been aggregating this lifespan data because that is the fundamental decision piece in regards to how we value a policy, is understanding a person’s current lifespan based upon their current underwriting in relationship to medical files, et cetera. And we take all of these data points into consideration. We’ve even been contacted by certain government agencies that would like to have more access to our level of understanding in relationship to longevity curves. So that data and how we use that in different ways is so absolutely and will be applied to other verticals of revenue for us.

As I highlighted before, we’re going to start to move into “what does personal wealth management look like when you have a clear understanding of the financial planning of that individual?”, and now you can have those conversations with their heirs. Understand estate planning in a much smarter and thoughtful way. Our premise is, “how do we provide all of this data in a way that can be digested into potentially other assets?” Understanding longevity is the key to the valuation of most assets, and specifically when it comes to annuities, life insurance and personal wealth planning.

John Jannarone:

Jay, someone just asked a question, I think, in this adverse selection topic that you brought up. Is there something that’s fundamentally wrong with an insurer trying to do exactly what you’re doing with someone who’s already a customer, rather than offering them cash? Could they just go and do that? Because in some cases, if you’re doing it, why wouldn’t they want to do it too?

Jay Jackson:

So from a regulatory point of view with the challenges the insurance companies face, is that because they’ve underwritten to a group, they can’t legally offer one person one thing and another person the next. So because they face that challenge, they need to use a company like ours who can do that, and it does create a conflict. If the life insurance carrier were to come in and say, “Mrs. Smith and Mr. Jones are the same from an underwriting point of view”, and they don’t offer them the same amount, right? Then they’re subject to falling against their underwriting class. And so what we do is educate the carriers and we say, “Hey, look, we’re in a position where we can do that. We can provide this new and updated data.” Therefore, they’re not bridging that conflict, and we take on that responsibility ourselves because we’re licensed to do so.

John Jannarone:

Great. Great. Now tell me about, in terms of your growth strategy, it sounds like there’s plenty to do in terms of identifying policies that you’d like to own and just increasing volume, but is there any M&A potential? Are there any smaller guys out there you guys could buy?

Jay Jackson:

Yeah, I think that as this industry continues to consolidate, we will see some additional M&A activity, within this industry and potentially even in the longevity space. When I think about, on a much broader scale, how life insurance is underwritten today and the amount of data that we have to be able to utilize that and the amount of information that we can help life insurance carriers and reinsurance carriers underwrite risk, I think that there’s a real opportunity for what that M&A activity could look like there. When it comes to asset management, I think that when there’s asset management in this asset and potentially like assets, I think there’s a real opportunity for us to be able to utilize our equity to be able to make those kinds of acquisitions and certainly expand, again, more of these kind of revenue verticals within our company, to where we add maybe a larger asset manager in what we’re doing that’s already in the asset and is quite successful. But I also think that, in a much broader scale, I think we could potentially see some of this occur, even at the life insurance level.

John Jannarone:

Great. Now, you talked about this earlier, but someone’s asking, what will the role of the ERES folks be afterwards? Will they be directors or advisors to you going forward?

Jay Jackson:

Yeah, so East Asset Management’s primary businesses include things like oil and gas and of course professional sports franchises and the Buffalo Bills and Buffalo Sabres…

PART 3 OF 4 ENDS [00:36:04]

Jay Jackson:

… and we are retaining their CIO to be on our board of directors. And they’ve been a constant positive influence for us throughout this entire process. Terry Pegula, himself, has been someone who we admire greatly. And if you think about how he built his wealth, it’s really a truly incredible story, and we’re excited to be partnered with them, and we expect this relationship to be side-by-side for a very long period of time.

John Jannarone:

Great. Now, should investors anticipate any future capital raises in the next couple of years as you continue to grow? What are you looking at in that?

Jay Jackson:

Sure. Yeah, I would definitely expect us to do that. As we have thoughtful and intelligent opportunities to continue our growth and our expansion, we would absolutely consider doing secondaries. However, if we have enough profits and earnings on our own books or cash on our balance sheet to do those without doing another secondary, that would be also something that we would consider. But the overall plan at this point is that, yes, at some point as we continue to look at opportunities, we would go back into the market. And that opportunity might be, instead of me making an acquisition, it might be saying, “Hey, we want to add more to our balance sheet. This asset is really outperforming, why are we trading this away?”

John Jannarone:

Right. It makes a lot of sense. Let’s switch to another question from a consumer perspective. Someone’s asking, “What’s the minimum size that you’re willing to work with in terms of a policy?”

Jay Jackson:

Sure. We’ve purchased policies all the way down to $50,000, but generally the policies that we’ll purchase are $100,000 on average. And partly because the cost to service that policy long term can be quite expensive, so you have to factor that into your acquisition cost. Because the infrastructure cost to acquire a policy is the same, whether you buy a $100,000 policy or $100 million dollar policy. But I think what’s really fascinating to us is one of the significant areas of growth we’ve seen in our business is this policy range between $3 and $20 million. Really large, jumbo type policies where those estates are coming to us and asking us for this estate planning tool to see what the liquidity of that life insurance policy might be, and then they’re taking the cash from that market value and putting it to work in other businesses that they may have.

John Jannarone:

And by the way, I think that we discussed this, you don’t have to do the entire thing. You’re willing to customize it and perhaps only take 80% of it and leave some of it in place, is that right?

Jay Jackson:

We do, and this happened quite a bit during COVID, and we were one of the few companies that came out and offered this. And what we said to people was is that, “Hey, you could actually retain as an irrevocable beneficiary at the life insurance company, your estate can retain a piece or a portion of that policy.” We call it a retained benefit option. Effectively, to assume it’s a million dollar life insurance policy, it values at $250,000 in cash today. Or you could effectively take $150,000 in cash and keep $100,000 on the estate for that policy. We take over all the future premiums and then that estate would then receive that $100,000 or $200,000 or $250,000 or $300,000, and we’ll see that happen in some of the larger cases where they may want to retain two or three or four or $5 million of that policy, but we take on the entire premium burden. Therefore, they’re effectively have a policy that will remain in place ultimately until the mortality then occurs, but without having any future costs.

John Jannarone:

Gotcha. Now, Jay, in many cases when you’re talking about these bigger numbers, these as I understand it, are being used very deliberately as tools to transfer generational wealth. Folks, sometimes, just have a change of heart about what they’re doing, because they’ve been doing this for generations, I think.

Jay Jackson:

Yeah, it’s really interesting. And keep in mind that we ask that the trustees and the beneficiaries sign off on this transaction, so everybody’s really well informed. And I think generational wealth is really important. What we tend to see is people will take the proceeds from this and do a variety of different new products using their financial advisor, and maybe those are annuity setups or other types of financial products. Sometimes they’re used for long-term care purposes where they’re self-fund their own long-term care. Maybe the policy holder can no longer get long-term care for a variety of different reasons, and they use it for that.

From a generational transfer of wealth perspective, the next generation many times, and I do think it’s important to note, that a large percentages of the inquiries we receive for people to sell their policy are from the beneficiaries. They’re saying, “Look, mom and dad’s expenses are very expensive. I didn’t realize that there’s value in this policy. I don’t need it. What is the value today that we could capitalize on?” There’s significant estate planning tools that are being used now. And the key component here? Finally, they’re treating life insurance like an asset. And like an asset, now it can be generational. Now you can use the cash in a variety of different ways and understanding what those options are, those financial options and utilizing your life insurance, is exactly what we’re trying to get out to people. You have another option for your life insurance policy.

John Jannarone:

Great. And you were just talking about how you’ve done things as small as $50,000, but on the other side of the transaction, presumably this is much bigger. Your customers who are buying want a much larger chunk. So do you bundle them together and how do you mix them up? Does it matter what the buyers want?

Jay Jackson:

Yeah. If you think about this, a lot of times you’re looking for a diversified pool, either through both size of policy or even mortality. What I mean by that is, what’s the average lifespan? How many different lifespans? Maybe it looks and feels a lot like a ladder bond portfolio, where you have a broad diversification of life insurance carriers, lifespan, as well as size of the policy. And the average size of the policy we purchased, by the way, might be surprising, is $1.5 million. It’s a fairly large policy to begin with. But in addition to that, when you think about these institutional asset managers, they also don’t want to place a purchase for $1 million. They want to buy $10, $20, $30 million tranches.

And so, we put those together based upon what their needs are within their portfolio, and again, it looks very much like a fixed income laddered portfolio based upon how they’re viewing their needs for their own liquidity needs within that institutional portfolio. We’ll tranche those in trades anywhere from five to $30 million, which means that we’re constantly turning over our inventory and on average we’ll see anywhere from three to six turns a year.

John Jannarone:

Great. And Jay, just for those who might not be familiar with this scale, a $1.5 million full life policy, that’s a pretty big one, right? I mean, that’s a big check every month.

Jay Jackson:

It is. And I think it’s just important to note that because when people initially hear about this business and they start to get their heads around it, they’re like, “Oh, I get it. For people who really have this financial need and maybe they can’t pay their medical bills,” and that’s not it. This is an estate planning tool. And we work specifically with some of the largest financial advisors and insurance agents here in the U.S. who are working through this estate plan with their clients. And when they then think about, “Okay, I’m going to have to pay another $250,000 or $300,000 into this life contract, or I can simply take the cash out today and get the actual market value, the equity value of this policy out,” not only are they getting the equity value upfront, but they’re no longer responsible for that $250,000 that they would’ve had to keep this in place.

All of that factors into the calculation. I tell everybody the same thing. It’s not rocket science to price these policies. What’s hard is getting the duration right. That’s where the challenge is. And that’s where you’ve got to have a firm that’s got years and reams of data to support that, because our actual to expected is quite accurate, and that’s why that information is so valuable to other businesses.

John Jannarone:

It makes a lot of sense. I’m just thinking out loud here, Jay, where I sit here in West Palm Beach, within a five-mile radius, there are probably thousands of RIAs who are trying to get their customers to invest in stuff. Presumably, they’d love to meet you because you could help them free up cash to offer their clients other things. Am I getting the idea here?

Jay Jackson:

You are. And think about it from the RIA’s perspective, we’ve just taken an asset that might be deemed illiquid by their client and added value over their cash value, so it’s certainly been additive over to that. And then in addition, it increases the RIA’s assets under management. They’ve now got a tool and a resource to go and say, “Gosh, there’s other ways that I can be a better financial planner to this client now that we have this additional liquidity in today’s terms.”

John Jannarone:

Great. Well, Jay, I think we’re going to wrap it up pretty soon here, but obviously you’re very excited. Oh, by the way, I just want to remind everyone, this deal is going to close in about one week, and the stock should begin trading under the new ticker “ABL,” if I’m correct, on July 3rd.

Jay Jackson:

Yes.

John Jannarone:

But aside from that, obviously that’s a big moment for you in this business, but what are you most looking forward to for the rest of the year here, Jay?

Jay Jackson:

Most important, I think that for the rest of the year is that we’re most looking forward to maintaining and getting our messaging out, pushing through this close and to really working with investors and educating the story to everyone out there. I’m very excited to be able to tell this story and I think in a very public way, because how many times in your investment career to get the opportunity to tell a story that no one really has heard before? And as I look forward over the next six months, I can’t wait to really hear and tell this story as often as I can and see people’s reaction when they’re going, “man, I didn’t know we could do that.” And now I know because you’re a public company.

John Jannarone:

All right, great. Well, Jay, it is been a pleasure to have you on today. And I want to remind everyone, we’ll have a replay of this published in a couple of hours. You can find that on ipo-edge.com or just look up the ERES “ERES” ticker on Yahoo Finance or your Bloomberg terminal. You can find it there. Jay, thanks so much for joining us.

Jay Jackson:

Thanks, everybody. Appreciate it.

PART 4 OF 4 ENDS [00:46:18]

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed business combination between ERES, Abacus Settlements, LLC (“Abacus”) and Longevity Market Assets, LLC (“LMA,” and together with Abacus, the “Companies”) (the “Proposed Transaction”), including statements regarding the anticipated benefits of the Proposed Transaction, the anticipated timing of the Proposed Transaction, the future financial condition and performance of the Companies and expected financial impacts of the Proposed Transaction (including future revenue and pro forma enterprise value) and the platform and markets and expected future growth and market opportunities of the Companies. These forward-looking statements generally are identified by the words “believe,” “predict,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “scales,” “representative of,” “valuation,” “potential,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions or the negatives of these terms or variations of them. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are inherently subject to risks and uncertainties. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are beyond ERES’s or the Companies’ control, are difficult or impossible to predict and may differ from assumptions. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the Proposed Transaction may not be completed in a timely manner or at all, which may adversely affect the price of ERES’s securities, (ii) the risk that the Proposed Transaction may not be completed by ERES’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by ERES, (iii) the failure to satisfy the conditions to the consummation of the Proposed Transaction, including the requisite approvals of ERES’s stockholders and the Companies’ owners, the satisfaction of the minimum aggregate transaction proceeds amount following any redemptions by ERES’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the Proposed Transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger (the “Merger Agreement”) relating to the Proposed Transaction, (vi) the effect of the announcement or pendency of the Proposed Transaction on the Companies’ business or employee relationships, operating results and business generally, (vii) the risk that the Proposed Transaction disrupt current plans and operations of the Companies, (viii) the risk of difficulties in retaining employees of the Companies as a result of the Proposed Transaction, (ix) the outcome of any legal proceedings that may be instituted against the Companies or against ERES related to the Merger Agreement or the Proposed Transaction, (x) the ability to maintain the listing of ERES’s securities on a national securities exchange, (xi) changes in the competitive industries in which the Companies operate, variations in operating performance across competitors, changes in laws and regulations affecting the Companies’ business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the Proposed Transaction, and the ability to identify and realize additional opportunities, (xiii) risks related to the uncertainty of the Companies’ projected financial information, (xiv) current and future conditions in the global economy, including as a result of the impact of the COVID-19 pandemic, (xv) the risk that demand for the Companies’ life settlement and related offerings does not grow as expected, (xvi) the ability of the Companies to retain existing customers and attract new customers, (xvii) the potential inability of the Companies to manage growth effectively, (xviii) the potential inability of the Companies to grow their market share of the life settlement industry or to achieve efficiencies regarding their operating models or other costs, (xix) negative trends in the life settlement industry impacting the value of life settlements, including increases to the premium costs of life insurance policies, increased longevity of insureds, and errors in the methodology and assumptions of life expectancy reports, (xx) legal challenges by insurers relating to the validity of the origination or assignment of certain life settlements, (xxi) the enforceability of the Companies’ intellectual property rights, including their trademarks and trade secrets, and the potential infringement on the intellectual property rights of others, (xxii) the Companies’ dependence on senior management and other key employees, (xxiii) the risk of downturns and a changing regulatory landscape in the industry in which the Companies operate, and (xxiv) costs related to the Proposed Transaction and the failure to realize anticipated benefits of the Proposed Transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions. The foregoing list of factors is not exhaustive.

Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should carefully consider the foregoing factors and the other risks and uncertainties which will be more fully described in the “Risk Factors” section of the definitive proxy statement prepared in connection with the Proposed Transaction discussed below and other documents filed by ERES from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers of this communication are cautioned not to put undue reliance on forward-looking statements, and the Companies and ERES assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither the Companies nor ERES gives any assurance that any of the Companies or ERES, or the combined company, will achieve expectations.

Additional Information About the Proposed Transactions and Where to Find It

This communication relates to the Proposed Transaction. ERES has filed a definitive proxy statement on June 13, 2023 on Schedule 14A (the “Proxy Statement”) relating to the Proposed Transaction with the SEC. ERES will also file other documents regarding the Proposed Transaction with the SEC. The Proxy Statement was sent ERES stockholders on or about June 14, 2023 and contained important information about the Proposed Transaction and related matters. Before making any voting decision, investors, security holders and other interested persons of ERES and the Companies are urged to read the Proxy Statement (including all amendments and supplements thereto) and all other relevant documents filed or that will be filed with the SEC in connection with the Proposed Transaction as they become available because they will contain important information about the Proposed Transaction. Investors, security holders and other interested persons will be able to obtain free copies of the Proxy Statement and all other relevant documents filed or that will be filed with the SEC by ERES through the website maintained by the SEC at www.sec.gov. The documents filed by ERES with the SEC also may be obtained free of charge upon written request to ERES at 7777 NW Beacon Square Boulevard, Boca Raton, Florida.

Participants in the Solicitation

ERES, the Companies and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ERES stockholders in connection with the Proposed Transaction. A list of the names of such directors and executive officers and information regarding their interests in the Proposed Transaction may be obtained by reading the Proxy Statement. You can find more information about ERES’s directors and executive officers in ERES’s Annual Report on Form 10-K for the year ended December 31, 2022, which ERES filed with the SEC on April 17, 2023. You may obtain free copies of these documents as described in the preceding paragraph.

Contacts

East Resources Acquisition Company

Investor Contact: Katelyn Morris

info@eastresources.com

Abacus Life Investor Relations

investors@abacuslife.com

Abacus Life Public Relations

press@abacuslife.com